Filed Pursuant to Rule 433

Registration No. 333-211220

March 6, 2017

Burlington Northern Santa Fe, LLC

$500,000,000 3.250% Debentures due June 15, 2027

$750,000,000 4.125% Debentures due June 15, 2047

Final Term Sheet

Issuer:	Burlington Northern Santa Fe, LLC

Ratings (Moody’s / S&P)*:	A3 (stable) / A (stable)

Note Type:	Senior Unsecured Debentures

Offering Format:	SEC Registered

Trade Date:	March 6, 2017

Settlement Date:	March 9, 2017 (T+3)

Maturity Date:	2027 Debentures – June 15, 2027

2047 Debentures – June 15, 2047

Final Terms
Principal Amount:	$500,000,000 aggregate principal amount of the 3.250% Debentures due 2027 (“2027 Debentures”) and $750,000,000 aggregate principal amount of the 4.125% Debentures due 2047 (“2047 Debentures”)

Benchmark Treasury:	2027 Debentures – UST 2.250% due February 15, 2027
2047 Debentures – UST 2.875% due November 15, 2046

Benchmark Treasury Yield:	2027 Debentures – 2.498% 2047 Debentures – 3.111%

Re-offer Spread:	2027 Debentures – T + 78 bps
2047 Debentures – T + 108 bps

Re-offer Yield:	2027 Debentures – 3.278%
2047 Debentures – 4.191%

Coupon:	2027 Debentures – 3.250%
2047 Debentures – 4.125%

Price to Public:	2027 Debentures – 99.747%
2047 Debentures – 98.857%

Coupon Dates:	2027 Debentures – June 15 and December 15
2047 Debentures – June 15 and December 15

First Coupon Date:	2027 Debentures – December 15, 2017
2047 Debentures – December 15, 2017

Make-Whole Call:	2027 Debentures – T + 15 bps (at any time before March 15, 2027)
2047 Debentures – T + 20 bps (at any time before December 15, 2046)

Par Call:	2027 Debentures – At any time on or after March 15, 2027
2047 Debentures – At any time on or after December 15, 2046

Day Count Convention:	30/360

Denominations:	$2,000 x $1,000

CUSIP / ISIN:	2027 Debentures – 12189L BA8 / US12189LBA89
2047 Debentures – 12189L BB6 / US12189LBB62

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC Citigroup Global Markets Inc. Goldman, Sachs & Co.

Co-Managers:	Academy Securities, Inc. PNC Capital Markets LLC U.S. Bancorp Investments, Inc.

* A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at (212) 834-4533 or calling Morgan Stanley & Co. LLC at (866) 718-1649 or calling or emailing Wells Fargo Securities, LLC at (800) 645-3751 or wfscustomerservice@wellsfargo.com.